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                                                                     Exhibit 5.4

                   [BLACKWELL SANDERS PEPER MARTIN LETTERHEAD]

                                  May 21, 2004

TH Contracting Midwest, LLC
1900 Winston Road
Knoxville, TN 37919

            RE:   REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

            We are issuing this opinion letter in our capacity as special Missouri legal counsel to TH Contracting Midwest, LLC, a Missouri limited liability company (the "Registrant"), in connection with the proposed registration by Team Health, Inc., a Tennessee corporation (the "Issuer"), and the Registrant of $180,000,000 in aggregate principal amount of the Issuer's 9% Senior Subordinated Exchange Notes due 2012 (the "Exchange Notes") pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement." We have been advised that obligations of the Issuer under the Exchange Notes will be guaranteed by the Registrant and the other guarantors in accordance with the terms of the Indenture (the "Guarantees"). The Exchange Notes and the Guarantees are to be issued pursuant to the Indenture (as amended and supplemented from time to time, the "Indenture"), dated as of March 23, 2004 by and among the Issuer, the Registrant, and the other guarantors party thereto and The Bank of New York, as trustee. We have been advised that the Exchange Notes and the Guarantees are to be issued in exchange for and in replacement of the Issuer's unregistered 9% Senior Subordinated Notes due 2012 (the "Old Notes"), of which $180,000,000 in aggregate principal amount is outstanding.

            In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, company records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the articles of organization and operating agreement of the Registrant as are currently in effect; (ii) minutes and records of the company proceedings of the Registrant with respect to the authorization and approval of the Indenture; (iii) the Indenture; (iv) the Registration Statement;
(v) the forms of Notes; and (vi) such other records, certificates and documents as we have deemed necessary or appropriate in order to deliver the opinions set forth herein.
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TH Contracting Midwest, LLC
May 21, 2004
Page 2


            For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrant, the legal capacity of natural persons, and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrant. As to any facts material to the opinions expressed herein, we have not independently established or verified such facts and we have relied upon statements and representations of officers and other representatives of the Registrant and others and no inference as to our knowledge concerning such facts should be drawn by such reliance.

            We have represented the Registrant only in connection with the preparation and delivery of this letter in connection with the Indenture and, as a result, are not familiar with the business, operations, properties or activities of the Registrant or any contractual obligations, instruments, agreements, laws, rules, regulations, orders or decrees applicable to the Registrant or any of its business or properties or activities. We have not undertaken any research for purposes of determining whether the Registrant or any of the transactions that may occur in connection with the Indenture is subject to any law or other governmental requirement other than to those laws and requirements which in our experience would generally be recognized as applicable both to general business corporations or limited liability companies that are not engaged in regulated business activities and to transactions of the type contemplated by the Indenture.

            Our opinions expressed below are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of
(i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies, and (iv) any securities or "blue sky" laws applicable in any jurisdiction.

            Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

            (i) The Registrant has the requisite limited liability company power and authority to execute and deliver the Indenture and to perform its obligations thereunder.

            (ii) The execution and delivery of the Indenture by the Registrant and the performance of its obligations thereunder, has been duly authorized by the Registrant and does not conflict with the articles of organization or operating agreement of the Registrant or any
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TH Contracting Midwest, LLC
May 21, 2004
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applicable provision of Missouri law or require any consent of any Missouri governmental authority.

            We hereby consent to the filing of this opinion as Exhibit 5.4 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Commission.

            Our advice on each legal issue addressed in this letter is based exclusively on the internal law of the State of Missouri and the Missouri case law decided thereunder as it presently exists, and we express no opinion as to the laws of any other state or federal laws of the United States of America, or other jurisdictions.

            This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of Missouri be changed by legislative action, judicial decision or otherwise.

                                       Yours very truly,

                                       /s/ Blackwell Sanders Peper Martin LLP